HSBC Finance Corporation

EXHIBIT 99.1

HSBC Finance Corp. Announces Early Tender Results of its
Offer to Purchase for Cash
Up to $1.1 Billion of Outstanding
6.676% Senior Subordinated Notes due January 15, 2021

NEW YORK -- (September 19, 2017) -- HSBC Finance Corporation ("HSBC Finance") hereby announces the early tender results of its previously announced offer to purchase for cash up to $ 1,104,230,000 (the “Tender Cap”) of its outstanding 6.676% Senior Subordinated Notes due January 15, 2021 (CUSIP: 40429CGD8, 40429CGB2 and U4428DCD4; ISIN: US40429CGD83, US40429CGB28 and USU4428DCD40) (the "Notes"), from holders thereof (each, a "Holder" and collectively, the "Holders"), at the price set forth below, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 5, 2017 (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal dated September 5, 2017 (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer Documents"), which together constitute the Offer (the "Offer").
On September 18, 2017, at 5:00 p.m. New York City time (the "Early Tender Date"), HSBC Finance had received valid tenders (which tenders were not validly withdrawn or revoked) from Holders of an aggregate of $1,555 million in principal amount of the Notes (the “Early Tender Notes”). Withdrawal rights for the Notes expired at 5:00 p.m., New York City time, on September 18, 2017.
Pursuant to the Offer Documents, because the aggregate principal amount of Early Tender Notes validly tendered and not validly withdrawn or revoked exceeds the Tender Cap, HSBC Finance will accept for purchase the Early Tender Notes on a prorated basis in the proportion of approximately 71 percent of the principal amount of the Early Tender Notes (the "Accepted Notes"). HSBC Finance will accept for purchase the aggregate principal amount of Early Tender Notes tendered by a Holder multiplied by the proration rate and then rounded down to the nearest $1,000 increment.
The aggregate consideration payable under the Offer for the Accepted Notes is approximately $1,268 million which represents a total consideration of $1,148.41 per $1,000 principal amount of the Accepted Notes, in each case, excluding any accrued and unpaid interest on the Accepted Notes. The Accepted Notes represent approximately 38 percent of the principal amount outstanding of Notes as of September 18, 2017.
The Early Settlement Date will be on September 20, 2017. Because the Offer was fully subscribed as of the Early Tender Date, HSBC Finance will not accept for purchase any Notes not already purchased on the Early Settlement Date. Any Notes tendered pursuant to the Offer but not accepted for purchase by HSBC Finance on the Early Settlement Date will be promptly returned to Holders.
Global Bondholder Services Corporation is acting as the depositary and as the information agent for the Offer. HSBC Securities (USA) Inc. is acting as Dealer Manager for the Offer. Persons with questions about the Offer should contact HSBC Securities (USA) Inc. at +1 (888) HSBC-4LM (toll free) or +1 (212) 525-5552 (collect). Requests for documents should be directed to Global Bondholder Services Corporation at +1 (212) 430-3774 (banks and brokers) or +1 (866) 470-3800 (all others toll free) or by email at contact@gbsc-usa.com. The Offer Documents will be available online at http://www.gbsc-usa.com/HSBC/ until the consummation of the Offer.
As previously disclosed, in connection with the Offer, on September 5, 2017, HSBC Finance entered into a definitive agreement with its ultimate parent, HSBC Holdings plc ("HSBC Holdings") pursuant to which HSBC Finance has agreed to repurchase (the "Repurchase"), subject to the terms and conditions contained therein, $730,770,000 of Notes (the "Repurchase Notes"), representing all of the outstanding Notes held by HSBC Holdings. The Notes purchased by HSBC Finance in the Repurchase will be in addition to those accepted for purchase in the Offer and will not count toward the Tender Cap. The purchase price payable for the Repurchase Notes will be approximately $839 million, excluding any accrued and unpaid interest on the Repurchase Notes. HSBC Finance expects to pay the purchase price for the Repurchase Notes on September 20, 2017.
As a result of the Offer and the Repurchase, HSBC Finance expects to record during the third quarter of 2017 a one-time charge reflecting a loss on early extinguishment of debt that is estimated to be approximately $260 million. After the purchase of the Accepted Notes and the Repurchase Notes on September 20, 2017, the aggregate principal amount of Notes outstanding will be approximately $1,104 million.
This press release is for information purposes only and is not an offer to purchase or a solicitation of acceptance of an offer to purchase any of the Notes. The Offer is being made pursuant to the Offer Documents, which HSBC Finance is distributing to

HSBC Finance Corporation

Holders of Notes. The Offer is not being made to Holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Media enquiries to:

Rob Sherman	+1 212 525 6901	robert.a.sherman@us.hsbc.com
Forward-looking statements
Certain statements in this press release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and other financial conditions may differ materially from those included in these statements due to a variety of factors including those contained in HSBC Finance’s filings with the U.S. Securities and Exchange Commission, including without limitation the "Risk Factors" section of HSBC Finance’s 2016 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this press release.
About HSBC Finance
HSBC Finance Corporation, through its subsidiaries, owns and services a portfolio of residential real estate loans. HSBC Finance Corporation is a subsidiary of HSBC North America Holdings Inc.
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